SECOND  ADDENDUM  TO  LOAN  AGREEMENT

1.     PARTIES

1.1     The  parties  to  this  agreement  are

1.1.1     PSG  Investment  Bank  Limited;  and

1.1.2     Century  Casinos  Caledon  (Proprietary)  Limited.

1.2     The  parties  agree  as  set  out  below.

2     INTERPRETATION

2.1 In this agreement, unless inconsistent with or otherwise indicated by the context ~

2.1.1     the/this "agreement" means the  agreement as set out in this document;

2.1.2 "Bidco" means Century Casinos Caledon (Proprietary) Limited (previously known as Caledon Casino Bid Company
          (Proprietary) Limited), registration number 1996/010708/07, a private company duly incorporated in accordance with the company laws of the Republic of South Africa;

2.1.3 "business day" means a day which is not a Saturday, Sunday or South African public holiday;

2.1.4 "EBITDA" means, for each financial year of Bidco, Bidco's earnings for such financial year ~

2.1.4.1     before  interest,  tax,  depreciation  and  amortisation;  and


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2.1.4.2     after deducting any management fees incurred by Bidco during such financial year if Bidco has not, by the end of such financial year, paid those management fees to the persons entitled to receive them and if, pursuant to the subordination agreement, the persons entitled to payment of such management fees have subordinated their claims for payment to the claims of PSGIB in respect of the principal loan and the standby loan;

2.1.5 the "first addendum" means an addendum to the principal loan agreement concluded between PSGIB and Bidco on 21 April
          2001 pursuant to which, inter alia, PSGIB made the standby facility available to Bidco;

2.1.6 "interest period" means any period which commences on one payment date and terminates on the day immediately preceding the next payment date;

2.1.7 the "loan agreement" means a loan agreement concluded between PSGIB and Bidco on 12 April 2000 (as amended by the first addendum) pursuant to which, inter alia, PSGIB made the principal loan available to Bidco;

2.1.8 "management fees" means any management fees payable by Bidco pursuant to either the casino management agreement or the hotel management agreement;

2.1.9 "payment dates" means 31 March, 30 June, 30 September and 31 December of each year or, if any such day is not a business day, the immediately preceding business day;

2.1.10    "quarterly payment" means, in respect of each payment date, the aggregate of all amounts  (both  in  respect  of
          principal  and  interest)
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          payable  by  Bidco to PSGIB on such payment date pursuant to the provisions of 6 below;

2.1.11 "reserve account" means the bank account which, pursuant to paragraph 7.3 of the first addendum, Bidco has opened with PSGIB, which reserve account bear the number CCBC1;

2.1.12 "signature date" means the date on which this agreement is signed by the last party signing it;

2.1.13 the "standby facility" means a standby facility for a maximum principal amount of R4 500 000 (four million five hundred thousand Rand) made available by PSGIB to Bidco pursuant to the first addendum (which said facility is regulated both by the first addendum and by the principal loan agreement);


2.1.14 save where otherwise indicated, all expressions defined in the loan agreement and the first addendum have the meanings assigned to them therein;

2.1.15 any reference to the singular includes the plural and vice versa;

2.1.16 any reference to natural persons includes legal persons and vice versa;

2.1.17     any  reference  to  gender  includes  the  other  genders.

2.2 The clause headings in this agreement have been inserted for convenience only and shall not be taken into account in its interpretation.

2.3 Words and expressions defined in any sub-clause shall, for the purpose of the clause of which that sub-clause forms part, bear the meaning assigned to such words and expressions in that sub-clause.
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2.4     If  any  provision  in  a  definition is a substantive provision conferring rights or imposing obligations on any party, effect shall be given to it as if it were a substantive clause in the body of the agreement, notwithstanding that it is only contained in the interpretation clause.

2.5 If any period is referred to in this agreement by way of reference to a number of days, the days shall be reckoned, subject to 2.6 below, exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a business day, in which case the day shall be the next succeeding business day.

2.6 If any period for which interest is to be calculated is referred to in this agreement by way of a reference to a number of days, the days shall be reckoned inclusively of the first and exclusively of the last day.

2.7 This agreement shall be governed by, construed and interpreted in accordance with the law of the Republic of South Africa.


3     RECORDAL

3.1 The parties have concluded the loan agreement and the first addendum. Subsequent to the conclusion of the loan agreement and the first addendum, Bidco's name was changed from Caledon Casino Bid Company (Proprietary) Limited to Century Casinos Caledon (Proprietary) Limited.

3.2 Pursuant to the first addendum, PSGIB made the standby facility to Bidco.

3.3 The parties have agreed to amend the loan agreement and the first addendum in the manner set out herein.
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4     RATIOS

4.1 The definition of "debt service cover ratio" contained in paragraph 2.1.18 of the loan agreement is hereby deleted and is hereby replaced with the following definition ~

"2.1.18 "debt service cover ratio" means, for any financial year, the ratio between ~

2.1.18.1 EBITDA as reflected in Bidco's management accounts or in Bidco's unqualified audited financial statements for such financial year, both prepared in accordance with generally accepted accounting principles, on the basis that if there is any conflict between such management accounts and such audited financial statements, the audited financial statements shall prevail; and

2.1.18.2 all the quarterly payments which become payable during such financial year".

4.2          The  definition of "interest cover ratio" contained in paragraph
             2.1.25 of the loan agreement is hereby deleted and is hereby replaced with the following definition ~

"2.1.25 "interest cover ratio" means, in respect of any one of Bidco's financial years, the ratio between ~

2.1.25.1     EBITDA  determined  on  the  basis  set  out in 2.1.18.1 above; and

2.1.25.2     the  difference  between  all  interest  incurred by Bidco during the applicable financial  year  in  respect  of  all its  interest-bearing  debt of any nature whatsoever
             including,  without  limitation,
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             any  dividends  which  Bidco  has  contracted  to  pay  during that financial year in respect of any cumulative, redeemable preference shares issued by it, and the interest actually received by Bidco during that financial year, all as reflected in Bidco's management accounts or in Bidco's unqualified audited financial statements for such financial year, both prepared in accordance with generally accepted accounting principles, on the basis that if there is any conflict between such management accounts and such audited financial statements, the audited financial statements shall prevail, provided that interest which accrues on any shareholders' loans shall be disregarded if, by the last day of the applicable financial year, such interest has not been paid and if, pursuant to the subordination agreement, the applicable shareholders have subordinated their claims in respect of such interest to PSGIB's claims arising out of the principal loan and the standby facility".

4.3 The definition of "loan life cover ratio" contained in paragraph 2.1.27 of the loan agreement is hereby deleted and is hereby replaced with the following definition ~

"2.1.27 "loan life cover ratio" means, at any particular point in time, the ratio between ~

2.1.27.1     the  net present value of EBITDA which Bidco is forecasted, pursuant to the most recently  updated  project forecast, to derive out of the project for the period which  commences  on the  1st  (first)  day  of
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             Bidco's  then  current  financial  year and which terminates on the final  date;  and

2.1.27.2 the net present value of all the quarterly payments which will become payable during the same period,

          both such net present values to be determined at a discount rate of 16,87% (sixteen comma eight seven per centum) nominal annual compounded monthly in arrears (which rate the parties record is equal to the weighted average cost to Bidco of the principal loan and the standby facility).

4.4 The debt service cover ratio and the interest cover ratio for each of Bidco's financial years shall be measured within 60 (sixty) days of the last day of such financial year. The loan life cover ratio shall be measured annually within 60 (sixty) days of the last day of each of Bidco's financial years.

4.5 The debt equity ratio shall be measured as at the 31st (thirty-first) day of December of each year, such measurement to be undertaken within 60 (sixty) days of the 31st (thirty-first) day of December of each applicable year.

4.6 Paragraph 10.1.1 of the principal loan agreement is hereby deleted and is hereby replaced with the following paragraph ~

          "maintain a debt equity ratio no worse than 45:55 (forty five to fifty five) with effect from the last day of the 12th (twelfth) month after the commencement of operations and maintain a debt equity ratio of 40:60 (forty to sixty) with effect from the last day of the 24th (twenty-fourth) month after the commencement of operations;".


4.7     Paragraph 10.1.3 of the principal loan agreement is hereby deleted and is hereby replaced  with  the  following  paragraph  ~
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               "10.1.3  maintain,  in  respect  of  each of its financial years, commencing with the 1st (first) financial year following upon the expiry of 12 (twelve) months after the commencement of operations, a debt service cover ratio of at least 1,34 (one comma three four);".

4.8 Paragraph 10.1.4 of the principal loan agreement is hereby deleted and is hereby replaced with the following paragraph ~

               "10.1.4 maintain, in respect of each of its financial years, commencing with the 1st (first) financial year following upon the commencement of operations, a loan life cover ratio of at least 1,5 (one comma five);".

5    THE  RESERVE  ACCOUNT

5.1 PSGIB and Bidco confirm that Bidco has failed to comply with the obligations imposed on it pursuant to paragraph 7.2 of the first addendum more particularly in that, as at 31 December 2001, Bidco had not maintained the debt service reserve required pursuant to the aforesaid paragraph. PSGIB hereby ~


5.1.1     condones  the  aforesaid  failure;  and

5.1.2 waives any rights which it may have against Bidco arising out of the aforesaid failure.

5.2 Paragraph 7.2 of the principal loan agreement is hereby deleted and is hereby replaced with the following paragraph ~

                    "7.2 Bidco shall, out of the revenue from time derived by it, cause amounts to be deposited into the reserve account so that, on each payment date, and before the quarterly payment which becomes payable on such date is made

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                    by  Bidco,  the  amount  held  by  Bidco in the reserve
                    account is equal to such quarterly  payment.
                    Bidco  shall  ~

7.2.1 be entitled, on each payment date, to withdraw, from the deposit account, an amount not exceeding the quarterly payment which becomes payable by it on such payment date , and not reducing the balance on the deposit account to less than R4 million (four million rand) , and ;

7.2.2 be obliged, if it exercises its aforesaid right of withdrawal, to deposit, into the deposit account, on the last day of each of the succeeding 3 (three) months thereafter, an amount equal to 1/3 (one-third) of the quarterly payment which will become payable by it on the next payment date (so that, on such next payment date, the amount held in the reserve account is equal to the applicable quarterly payment)".

5.3 Paragraph 7 of the principal loan agreement is hereby amended as follows ~

5.3.1 by deleting the words "subject to 7.4 below" in the first line of paragraph 7.3;

5.3.2 by deleting the words "six months' call deposit" in the sixth and seventh lines of paragraph 7.3.1 and by replacing those words with the words "3 (three) months' call deposit", such amendment to take effect on the date on which this addendum is signed;

5.3.3     by  deleting  paragraph  7.4  in  its  entirety.

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6     PAYMENTS

6.1    Paragraph  8  of  the  first  addendum  is  hereby  deleted.

6.2     Bidco  and  PSGIB  confirm  that,  on  1  January  2002  ~

6.2.1 the principal amount owing by Bidco to PSGIB on account of the principal loan amounted to R 42 765 644 (forty two million seven hundred and sixty five thousand six hundred and forty four rand); and

6.2.2 the principal amount owing by Bidco to PSGIB on account of the standby facility amounted to R 4 309 532 (four million three hundred and nine thousand five hundred and thirty two rand).

6.3 Bidco shall repay the aforesaid principal amounts to PSGIB in 18 (eighteen) equal quarterly instalments, the first such instalment to be paid on 28 March 2002 and each subsequent instalment to be paid on each subsequent payment date thereafter.

6.4 The parties have calculated the instalments envisaged in 6.3 above and those instalments are reflected in ANNEXURE A hereto on the basis that ~

6.4.1 the item "cash flow 1" reflects the total instalment payable, on each payment date, by Bidco to PSGIB on account of the principal and interest amount of the principal loan;

6.4.2 the item "cash flow 2", reflects the total instalment payable, on each payment date, by Bidco to PSGIB on account of the principal and interest amount of the standby facility; and

6.4.3 the item "cash flow 3" reflects, in respect of each payment date, the aggregate of the aforesaid 2 (two) instalments.

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7     REMAINDER
      Subject to the amendments contained herein, the loan agreement and the first addendum shall continue to be of full force and effect.

8     BREACH
      In the event of any of the parties (the "DEFAULTING PARTY") committing a breach of any of the terms of this agreement and failing to remedy such breach within a period of 10 (ten) days after receipt of a written notice from another party (the "AGGRIEVED PARTY") calling upon the defaulting party so to remedy, then the aggrieved party shall be entitled, at its sole discretion and without prejudice to any of its other rights in law, either to claim specific performance of the terms of this agreement or to cancel this agreement forthwith and without further notice, and to claim and recover damages from the defaulting party.

SIGNED at Rosebank                      on  26th March 2002
AS  WITNESS:

/s/Barry Lengton            For:     PSG  INVESTMENT  BANK
----------------                     LIMITED
   Barry Lengton                     /s/Mario Becker  /s/Jaco Burger
----------------                     -------------------------------
(Name of witness in print)           Duly  authorised


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SIGNED at Onrys Rivier                  on  28th March 2002
AS  WITNESS:
------------
/s/Bianca Shaw              For:     CENTURY CASINOS
--------------                       CALEDON (PTY) LIMITED
   Bianca Shaw                       /s/Joseph Bender
--------------                       ----------------
(Name of witness in print)           Duly  authorised
------------------------------       ----------------

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